EXHIBIT 10.17

                           MEMORANDUM OF UNDERSTANDING

         AXENT Technologies, Inc. ("AXENT"), Richard A. Lefebvre and the Compensation Committee of the AXENT Board of Directors, on behalf of the AXENT Board, have entered into this Memorandum of Understanding as of July 22, 1997 to evidence the agreements among them relating to the continued employment of Rich Lefebvre, his compensation and severance arrangements and his service as AXENT's Chairman of the Board, to and including July 31, 2000.

1. Effective at the close of business on July 31, 1997, Rich Lefebvre will resign as AXENT's Chief Executive Officer. Rich Lefebvre will be entitled to receive all compensation payable to him through that date of the nature and at the rates currently payable to him. From August 1, 1997, Rich Lefebvre will continue as an employee of AXENT, will fulfill the duties of Chairman of the Board described in paragraph 2, below, and will receive the compensation described in paragraph 3, below. Rich Lefebvre will execute an agreement before August 1, 1997 by which he agrees not to engage through July 31, 2000 in any business competitive with the business of AXENT or its subsidiaries, and he will continue to be bound by all nondisclosure or confidentiality agreements with AXENT to which he currently is a party.

2. From August 1, 1997 until July 31, 1999 (and until July 31, 2000, if so elected by the Chief Executive Officer of AXENT on or before July 31, 1999), Rich Lefebvre, in his capacity as Chairman of the Board of AXENT, will perform such executive, supervisory and management functions and duties as may be assigned to him from time to time by the Board of Directors or any committee of the Board. He shall, if present, preside at all meetings of the Board of Directors and of the stockholders of AXENT or he shall appoint an appropriate officer of AXENT to preside at meetings of the stockholders.

3. In consideration of his agreement to provide services as described above, Rich Lefebvre will be entitled to receive the following compensation:

         (a)      From August 1, 1997 through July 21, 1999:

                  (1) salary at the annual rate of Two Hundred Thousand Dollars ($200,000), paid bi-weekly or on such other frequency as AXENT pays its other executive officers;

                  (2) bonus for calendar year 1997 in accordance with the bonus plan in place on the date of this Memorandum (including an amendment effected by a Bonus Adjustment Agreement made April 3, 1997); bonus for calendar year 1998 up to a maximum bonus of Eighty Thousand Dollars ($80,000) in accordance with a bonus plan identical except for amount of maximum bonus (i.e., using the same components, percentages and thresholds) with the bonus plan for calendar year 1998 for AXENT's Chief Executive Officer; and

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            (3)      car allowance at the rate paid in 1997 to date.

         (b) From August 1, 1999 through July 21, 2000: salary at the annual rate of One Hundred Sixty Thousand Dollars ($160,000), paid bi-weekly or on such other frequency as AXENT pays its other executive officers; no bonus or car allowance will be payable.

4. The parties intend that Rich Lefebvre will be a full-time employee of AXENT through July 31, 2000, and, as such, will be eligible for vacation, sick leave and personal leave in accordance with AXENT's prevailing policies and will be permitted to participate in AXENT's medical, dental, disability and vision coverage, 401(k) and Section 125 plans, as well as any other benefit plans available generally to full-time employees of AXENT, through July 31, 2000. AXENT reserves the right to amend, modify or terminate any such employee benefit provided to its employees or executives at any time; provided that it shall not terminate any employee benefit provided to Rich Lefebvre prior to July 31, 2000 that other executive officers of AXENT continue to receive. AXENT will reimburse Rich Lefebvre all travel and out-of-pocket expenses incurred by him in providing services hereunder in accordance with AXENT's then-existing travel and expense reimbursement policies, upon submission of itemized accounts, receipts or other documentation reasonably satisfactory to AXENT.

5. As additional consideration to him for agreeing to serve as AXENT's Chairman of the Board as provided above, AXENT and its Board of Directors agree that all stock options granted to Rich Lefebvre, including any additional stock options granted through July 31, 1999, will vest or continue to vest in accordance with their terms through July 31, 1999. In the event that any portion of a stock option granted to Rich Lefebvre and vested on July 31, 1999 has not been exercised by July 31, 1999, the AXENT Board of Directors shall amend such stock option to provide that such vested and unexercised portion shall be exercisable to and including the earlier of its specified expiration date or July 31, 2000. Notwithstanding the foregoing provisions, in the event of a "Change of Control," as defined in AXENT's 1996 Stock Option Plan in effect on the date of this Memorandum or as subsequently amended (if such amendment is more favorable to Rich Lefebvre), the AXENT Board or the appropriate committee of the AXENT Board shall cause any unvested portion of any stock option granted to Rich Lefebvre to become fully vested and exercisable not less than ten (10) business days prior to the earliest date on which such Change of Control of AXENT may be deemed to occur, and shall provide that all exercisable portions of such stock options shall be assumed by any acquiring or successor corporation and shall be exercisable for at least ninety (90) days after the latest date on which such Change of Control may be deemed to have occurred. Rich Lefebvre understands that amendments or modifications to, or acceleration of, his stock options may cause those options to become non-qualified stock options, and he releases AXENT from any loss of tax benefit in connection therewith.

6. In the event of a "Change of Control," within thirty (30) days of the earliest date on which such Change of Control may be deemed to occur, AXENT or any successor shall pay in a lump sum all amounts that would be paid to Rich

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Lefebvre under Section 3 of this Agreement  through July 31, 2000 (including the maximum bonus to which he would be entitled for any calendar years not then concluded and the cost of providing COBRA-covered benefits through July 31,
2000);   provided  that,  if  the  Change  of  Control   involves  a  merger  or
consolidation in which AXENT is a party, the lump sum payment required in this paragraph 6 shall not be due or payable until closing of such merger or consolidation, and shall then be made within ten (10) business days following the closing of such merger or consolidation.

7. In the event that Rich Lefebvre dies or is determined by the AXENT Board to be permanently disabled prior to July 31, 2000, all compensation payable under paragraph 3 of this Memorandum shall be payable to his estate, heirs, legatees, personal representative or conservator at the same times and in the amounts provided in this Memorandum (including the cost of providing COBRA-covered benefits through July 31, 2000); provided, that AXENT may make a lump sum payment in lieu of continuing periodic payments (which shall include the maximum bonus to which he would be entitled for any calendar years not then concluded) at its sole election. In the event of Rich Lefebvre's death prior to July 31, 1999, the AXENT Board or the appropriate committee shall amend all outstanding stock options issued to Rich Lefebvre so that they remain outstanding and exercisable as provided in paragraph 5.

8. In the event that Rich Lefebvre (a) notifies the AXENT Board in writing of his election to terminate all of his duties and responsibilities under this Memorandum or (b) is determined by AXENT's Board to have committed an act involving dishonesty, embezzlement or fraud against AXENT or its subsidiaries, this Memorandum may be terminated at any time thereafter by AXENT, at the sole discretion of its Board of Directors.

9. This Memorandum supersedes a letter agreement dated October 16, 1992 among Rich Lefebvre and the members of AXENT's Compensation Committee, which is canceled and terminated in all respects. This Memorandum contains all of the understandings and agreements among the parties with respect to its subject matter, and there are no other representations, promises, agreements or understandings with respect to its subject matter. No change or modification of this Memorandum, and no waiver of any of its provisions, will be valid or binding unless it is in writing and signed by the party intended to be bound. All amounts of compensation stated herein are gross amounts, from which AXENT may make all deductions and withholdings it reasonably determines to be appropriate under applicable laws and regulations. This Memorandum shall be interpreted and construed according to the substantive laws of the Maryland, without regard to its rules concerning conflicts of law. Except for breaches of confidentiality or non-compete obligations, any dispute arising under or relating to this Memorandum that cannot promptly be resolved amicably shall be submitted to mediation before professional mediators reasonably acceptable to AXENT and Rich Lefebvre in the Washington, D.C. metropolitan area. If for any reason any of the provisions of this Memorandum are held or deemed to be unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Memorandum inoperative, unenforceable or invalid. No rights, duties or obligations under this Agreement of any party are assignable without the prior written consent of the other parties.

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The parties have executed this Memorandum as of July 22, 1997 intending legally to be bound.

                                                       AXENT Technologies, Inc.

                                                       By: Richard A. Lefebvre

Members of AXENT's Compensation Committee:


Jacqueline C. Morby                                       Richard A. Hosley II

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